Exhibit 4(j)
Home Office: Cincinnati, Ohio
Variable Administrative Office: P.O. Box 5423, Cincinnati, Ohio 45201-5423
GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER
This rider (this “Rider”) is attached to a certificate of participation (your “Certificate”) issued under a group deferred variable annuity contract (the “Contract”). It is evidence of your interest in the Guaranteed Minimum Withdrawal Benefit Rider (the “GMWB Rider”) attached to the Contract. The Contract number and your Certificate number are set out on your Rider Specifications page. If you choose to activate it for your interest in the Contract, the GMWB Rider will provide guaranteed withdrawal rights equal to a fixed percentage of your Benefit Base Amount. You will be entitled to take withdrawals from the Contract equal to your Benefit amount even if your Contract values are exhausted. The rights to such withdrawals are subject to the terms and conditions as described in this Rider.
IMPORTANT NOTE: The GMWB Rider is not effective for your interest in the Contract until you activate it. You may activate the GMWB Rider by Written Request when permitted, as described in the Activation provision of this Rider.
As you read through this Rider, please note that the words “we”, “us”, “our”, and “Company” refer to Annuity Investors Life Insurance Company. The words “you” and “your” refer to the Participant. “Administrative Office” means our home office or any other place of business that we may designate for administration.
This Rider changes your Certificate only as and to the extent stated.
Signed for us at our office as of the date of issue.

MARK F. MUETHING	CHARLES R. SCHEPER
SECRETARY	PRESIDENT

RIDER SPECIFICATIONS
PARTICIPANT: [JOHN DOE]
GROUP CONTRACT NUMBER: [00000000]
CERTIFICATE NUMBER: [00000000]
RIDER ISSUE DATE: [SEPTEMBER 1, 2007]
MINIMUM BENEFIT AGE: [Age 55]
BENEFIT PERCENTAGE: [5.0%]
RIDER CHARGE RATES:

On Your
Rider Issue Date	Maximum
[0.55%]	[1.50%]
MINIMUM REQUIRED VALUE: [$1,250]

INQUIRIES:	For information and assistance, or to make a complaint, call or write:

Policyowner Services Department
Annuity Investors Life Insurance Company
P.O. Box 5423
Cincinnati, Ohio 45201-5423
1-800-789-6771
If you prefer, you may visit us at our website, www.GAFRI.com

DEFINITIONS
Capitalized terms not defined in this Rider have the same meaning as such terms are defined in your Certificate.
Benefit: A guaranteed withdrawal benefit that is available to you under the GMWB Rider, as described in the BENEFITS section of this Rider.
Benefit Base Amount: The amount on which your Rider charges and Benefit payments are based. This amount is computed as described in the Benefit Base Amount provision of this Rider.
Benefit Start Date: The first day that a Benefit under the GMWB Rider is to be paid with respect to your interest in the Contract.
Designated Sub-Account: Each Sub-Account under the Contract that we designate from time to time to hold Contract values on which Benefits may be based.
Excess Withdrawal: Each withdrawal from your interest in the Contract on or after your Rider Effective Date except:
1) a withdrawal to pay Rider Charges; or
2) a withdrawal to pay Rider Benefits.
An offset of a defaulted Loan after your Rider Effective Date will be considered an Excess Withdrawal.
Group Rider Date: The issue date of the GMWB Rider. If the Contract is issued with the GMWB Rider, then the Group Rider Date will be the effective date of the Contract. If the GMWB Rider is added to the Contract after the effective date of the Contract, then the Group Rider Date will be the date that the GMWB Rider is added.
Loan: To the extent permitted by the Contract, a loan made under the Contract to you and secured by the values of your interest in the Contract.
Prohibited Transfer: An allocation or transfer of funds after your Rider Effective Date to a Sub-Account or other Contract option that is not a Designated Sub-Account. A transfer of funds before your Benefit Start Date will not be a Prohibited Transfer if it is required as collateral for a Loan.
Required Minimum Distribution: The amount, if any, that is required to be distributed from your interest in the Contract for the current calendar year under Section 401(a)(9) of the Internal Revenue Code or the similar provisions of federal tax law to the extent applicable to the Contract. For purposes of the GMWB Rider, it will be computed based on the values of your interest in the Contract without considering any other annuity or tax-qualified account. It will be reduced by all prior withdrawals or Benefit payments from your interest in the Contract made in such calendar year. For purposes of the GMWB Rider, we may choose to compute it disregarding changes in federal tax law after the Group Rider Date that would increase it. We will notify you if we make this choice.

Reset Date: Each of the following:
1)	your Rider Effective Date;

2)	a Certificate Anniversary on which you elect to reset your Benefit Base Amount, as described in the Reset Elections provision of this Rider;

3)	any date on which you assign or transfer an interest in the Contract to your spouse if your Account Value is less than your Benefit Base Amount; and

4)	any date before your Benefit Start Date which would have been the Death Benefit Valuation Date if a spouse becomes the successor owner of your interest in the Contract and if your Account Value on that date is less than your Benefit Base Amount.
Rider Effective Date: Your Certificate Effective Date or Certificate Anniversary on which you activate the GMWB Rider.
Rider Issue Date: Your Certificate Effective Date or the Group Rider Date, whichever is later. Your Rider Issue Date is set out on your Rider Specifications page.
GENERAL PROVISIONS
Activation
Except as provided below, you may elect to activate the GMWB Rider for your interest in the Contract on your Certificate Effective Date or on any Certificate Anniversary. You may not activate the GMWB Rider before your Rider Issue Date. You may not activate the GMWB Rider if:
1)	you have not satisfied the allocation requirements, as described in the Required Allocations provision of this Rider; or

2)	we are no longer issuing the GMWB Rider with any new annuity contracts, and we prohibit further activations of the GMWB Rider on a nondiscriminatory basis; or

3)	you are age 86 or older (or the Annuitant is age 86 or older if you are not a human being); or

4)	there is another rider then in effect for your interest in the Contract that provides guaranteed withdrawal benefits, guaranteed accumulation benefits, or guaranteed income benefits; or

5)	an event has occurred that would terminate the GMWB Rider for your interest in the Contract.
The election is to be made by Written Request. The election must be made on or before the date on which the GMWB Rider is to take effect for your interest in the Contract.

Required Allocations
To activate the GMWB Rider, your entire Account Value must be held in the Designated Sub-Account(s) except as required as collateral for a Loan. While the GMWB Rider is in effect for your interest in the Contract, no Prohibited Transfer is allowed.
For amounts that are held as collateral for a Loan to you, the following special rules apply:
1)	from time to time after activation and before your Benefit Start Date, we may require you to transfer to a Designated Sub-Account the portion of your Account Value that is no longer needed as collateral for a Loan; you must make this transfer within thirty (30) days of our written notice to you of this requirement;

2)	on or before your Benefit Start Date, you must pay off the Loan and transfer to a Designated Sub-Account the portion of your Account Value that is no longer needed as collateral.
A failure to make a transfer required above will terminate the GMWB Rider for your interest in the Contract.
Declining this Rider
You may decline the GMWB Rider at any time by Written Request.
RIDER CHARGES
Rider Charge Amounts
There is a charge for the GMWB Rider for each Certificate Year that it is in effect for you. The charge for a Certificate Year will be equal to:
1)	your Benefit Base Amount determined as of the date immediately before the date that the charge is paid; multiplied by

2)	your Rider Charge Rate.
Your Rider Charge Rate on your Rider Issue Date is set out on your Rider Specifications page. We may change your Rider Charge Rate at any time or times that:
1)	you activate the GMWB Rider on a date that is after your Rider Issue Date;

2)	you reset your Benefit Base Amount, as described in the Reset Elections provision of this Rider;

3)	an Excess Withdrawal is taken from your interest in the Contract;

4)	you assign or transfer an interest in the Contract to your spouse; or

5)	your spouse becomes the successor owner of your interest in the Contract.
Your Rider Charge Rate will never exceed the maximum Rider Charge Rate set out on your Rider Specifications page. Changes, if any, in your Rider Charge Rate may apply to any Certificate Year for which the charge has not yet been taken.

Rider Charge Payments
The charge for each Certificate Year that the GMWB Rider is in effect is taken annually at the end of that Certificate Year. In addition, a prorated portion of the charge for a Certificate Year will be taken upon the surrender of your interest in the Contract or other termination of the GMWB Rider for your interest in the Contract.
We will take the charge for the GMWB Rider as withdrawals from your Account Value. No Early Withdrawal Charge or other charge or fee will be deducted on account of a withdrawal to pay Rider charges.
Waiver of Charges
Charges for the GMWB Rider will be permanently waived once your Account Value is fully depleted directly as a result of withdrawals for Rider charges or Benefit payments.
BENEFITS
Benefit Start Date
Your Benefit Start Date is the date that you first take a Benefit payment under the GMWB Rider. You may choose this date by Written Request. Such a request must be made at least thirty (30) days prior to the date that the first Benefit payment is to be taken.
Your Benefit Start Date may not be before you reach the Minimum Benefit Age. If you are not a human being, your Benefit Start Date may not be before each Annuitant reaches the Minimum Benefit Age. The Minimum Benefit Age is set out on your Rider Specifications page.
You must pay off all Loans on or before your Benefit Start Date. Your Benefit Start Date may not be after the date that the GMWB Rider terminates for your interest in the Contract.
Benefit Amount
Your Benefit amount is the largest total amount that can be taken as a Benefit payment on or after your Benefit Start Date. It is determined each time that a Benefit payment is to be made.
Your annual Benefit amount is equal to:
1)	your Benefit Percentage, as set out on your Rider Specifications page, multiplied by

2)	your Benefit Base Amount on the date that the payment is to be made.
Your annual Benefit amount for the Certificate Year that includes your Benefit Start Date will be prorated.
Your Benefit amount available at any point in time on or after your Benefit Start Date is equal to:
1)	your annual Benefit amount as then determined, less

2)	the amount of any Benefit payment previously made for your interest in the Contract during the current Certificate Year.
Your annual Benefit amount for a Certificate Year will never be less than the Required Minimum Distribution, if any, for the calendar year in which that Certificate Year began.

Benefit Base Amount
Except as provided below, your Benefit Base Amount is equal to:
1)	your Account Value on your most recent Reset Date; plus

2)	Purchase Payments for you received since your most recent Reset Date; and minus

3)	an adjustment for each Excess Withdrawal, if any, since your most recent Reset Date.
The adjustment for an Excess Withdrawal is equal to:
1)	the percentage reduction in your Account Value on account of the Excess Withdrawal and any related Early Withdrawal Charge or other charge or fee related to it; multiplied by

2)	your Benefit Base Amount just before the Excess Withdrawal.
Reset Elections
As of each Certificate Anniversary that the GMWB Rider is in effect, you may elect to reset your Benefit Base Amount to your Account Value on that Certificate Anniversary, if higher. This election must be made by Written Request received by us no later than thirty (30) days after that Certificate Anniversary. No reset may be elected if your Benefit Base Amount is higher than your Account Value on that Certificate Anniversary.
Benefit Payments
Benefit payments will be made at any time or times on or after your Benefit Start Date upon your Written Request. A Benefit payment may be an amount up to the full Benefit amount available on the payment date. You may not take a Benefit payment of less than $50. Benefit amounts available for a Certificate Year but not taken may not be carried over to the next Certificate Year.
Until your Account Value is exhausted, your Benefits are paid in the form of withdrawals from your interest in the Contract. After that, your Benefits are paid under the GMWB Rider itself and no Excess Withdrawals are possible.
All rights to take Benefit payments for your interest in the Contract will end on the earliest of:
1)	the date that total Benefit payments made since your most recent Reset Date equal your current Benefit Base Amount; or

2)	the completion of the maximum period that a benefit can be paid under the rules of Section 72(s) or Section 401(a)(9) of the Internal Revenue Code or the similar provisions of federal tax law to the extent applicable to the Contract; or

3)	the date that the GMWB Rider terminates for your interest in the Contract.
A Benefit payment may be paid to or for another annuity or tax-qualified account in an exchange, transfer, or rollover to the full extent allowed by federal tax law.
EFFECT OF RIDER ON CONTRACT TERMS
Purchase Payments Limited
After your Rider Effective Date, we may decline to accept Purchase Payments for you in excess of $50,000 per Certificate Year. Before or after your Rider Effective Date, we may decline to accept any further Purchase Payments for you if we are no longer issuing annuity contracts with the GMWB Rider unless you decline or terminate the GMWB Rider. After your Benefit Start Date, we reserve the right to impose additional restrictions on Purchase Payments for you on a nondiscriminatory basis.

Withdrawals to Pay Rider Charges or Benefits
Withdrawals made from the Contract to pay charges for the GMWB Rider or to pay Benefits will be subject to all of the terms and conditions of the Contract, except:
1)	the amount withdrawn will not be subject to an Early Withdrawal Charge or other charge or fee;

2)	the amount need not meet the minimum amount for a withdrawal as determined under the withdrawals provision of the Contract;

3)	it may reduce your Account Value below the minimum that is otherwise required;

4)	we will not terminate your interest in the Contract if such withdrawals reduce your Account Value below such minimum; and

5)	it may completely exhaust your Account Value.
Withdrawals to pay Benefits will reduce the amount that may otherwise be taken without an Early Withdrawal Charge or other charge or fee pursuant to any free withdrawal privilege of the Contract.
Loans Limited
You must pay off all Loans on or before your Benefit Start Date. You may not take a new Loan on or after your Benefit Start Date so long as the GMWB Rider is in effect.
Continuation of Contract
If your Account Value is completely exhausted by payment of Rider charges or Benefits, or because the value of a Designated Sub-Account falls to zero (0), your interest in the Contract will not terminate until the Rider terminates for your interest in the Contract. However, no further Purchase Payments for you may be made and no Excess Withdrawals are possible, and your interest in the Contract cannot be annuitized.
TERMINATION
All rights under the GMWB Rider for your interest in the Contract terminate upon any one (1) of the following to happen:
1)	your Written Request to decline or terminate the GMWB Rider;

2)	a transfer or assignment of your interest in the Contract, unless to your spouse;

3)	a failure to hold your funds as called for by the GMWB Rider, as described in the Required Allocations provision of this Rider;

4)	an Excess Withdrawal that reduces your Benefit Base Amount below the Minimum Required Value set out on your Rider Specifications page;

5)	the surrender or annuitization of your interest in the Contract;

6)	a death that would give rise to a death benefit under your interest in the Contract, unless a spouse is the sole Beneficiary and elects to become the successor owner of your interest in the Contract; or

7)	the complete payment of all Benefits that are due under the GMWB Rider for your interest in the Contract.

GUARANTEED MINIMUM WITHDRAWAL BENEFITS RIDER